Exhibit 16.1

October 11, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Global Self Storage, Inc.’s Current Report on Form 8-K dated October 11, 2019, which we understand will be filed with the U.S. Securities and Exchange Commission, and we are in agreement with the statements contained in Item 4.01 as they relate to our firm. We have no basis on which to agree or disagree with the other statements contained therein.

Yours truly,

/s/ TAIT, WELLER & BAKER LLP